Exhibit 10.26

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of May, 2010 (“Effective Date”) by and between Peregrine Pharmaceuticals, Inc., organized under the laws of Delaware, having its principal place of business at 14282 Franklin Avenue, Tustin, CA 92780 (“Licensor”), and Stason Pharmaceuticals, Inc., organized under the laws of California, having its principal place of business at 11 Morgan, Irvine, California  92618-4327 (“Licensee”).  Licensor and Licensee may each be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, concurrently herewith, the Parties are entering into that certain Assignment Agreement dated May 3, 2010 (the “Assignment Agreement”), whereby Licensee is acquiring from Licensor certain intellectual property, including patent rights, in certain countries that corresponds to the intellectual property used by Licensor in connection with Licensor’s Cotara® product; and

WHEREAS, Licensee desires to obtain, and Licensor desires to provide, a license to certain radiolabeling and NHS76 intellectual property rights in accordance with the terms of this Agreement but subject to certain pre-existing rights as described herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1.
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1  “Affiliate” means, with respect to a subject entity, another entity that, directly or indirectly, controls, is controlled by, or is under common control with such subject entity, for so long as such control exists.  For purposes of this definition only, “control” means ownership, directly or indirectly, of at least 50% of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority, or in the case of a partnership, the status as a general partner), or, if not meeting the preceding, the maximum voting right that may be held under the laws of the country where such entity exists, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity.

1.2  “cGMP” means current Good Manufacturing Practices as defined under the rules and regulations of the United States Food and Drug Administration, as the same may be amended from time to time.

1.3    “Control” means with respect to the Retained Technology, Licensed Patents, or Licensed Know-How, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any third party and without being required to make any payments or royalties to such third party.

1.4    “Field” means the treatment, palliation and imaging of cancer.

1.5    “Fully-Burdened Cost” means all direct costs (including all direct material, labor, and services costs) plus an allocated portion of overhead and general and administrative costs.

1.6    “Group A Countries” means the United States of America, Canada, Mexico, member countries of the European Union, Switzerland, Norway, South Africa, Israel, India, Australia, and New Zealand.

1.7    “Group B Countries” means the member nations of the Asia Pacific Economic Cooperation (APEC), but excluding those APEC countries included in the Group A Countries.

1.8    “Group C Countries” means all countries of the world other than those countries included in the Group A Countries or the Group B Countries.

1.9    “Licensed Know-How” means, collectively, the NHS76 Licensed Know-How and the Radiolabeling Licensed Know-How.

1.10  “Licensed Patents” means, collectively, the NHS76 Licensed Patents and the Radiolabeling Licensed Patents.

1.11  “Licensed Technology” means, collectively, the NHS76 Licensed Technology and the Radiolabeling Licensed Technology.

1.12  “Licensed Product” means a Radiolabeled Product or a NHS76 Product.

1.13  “Lonza” means, collectively, Lonza Biologics plc or its Affiliates.

1.14  “Lonza Technology” means any technology or intellectual property of Lonza, including Lonza’s glutamine synthetase gene expression system technology.

1.15  “Materials” means biological materials that are in Licensor’s or its Affiliates’ possession as of the Effective Date in the form of that certain proprietary NS0 cell line of Seller deposited with American Type Culture Collection (ATCC) under the safe deposit number SD-3815 that produces the NHS76 Antibody.

1.16  “Net Sales” means the aggregate gross invoice price of Licensee, its Affiliates, or Sublicensees for the marketing and sale of Licensed Products, less the following to the extent actually allowed or expressly allocated to the Licensed Products:

(a)  rebates, credits and cash, trade and quantity discounts, actually taken;

(b)  excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid;

(c)  the cost of shipping packages and packing, if billed separately;

(d)  insurance costs and outbound transportation charges prepaid or allowed;

(e)  import or export duties and tariffs actually paid; and

(f)  amounts allowed or credited due to returns.

If a Licensed Product is invoiced for a discounted price substantially lower than customary in the trade, Net Sales shall be based on the customary amount received for such Licensed Products; provided that the foregoing shall not apply in the case of shipments made by Licensee to third parties at no or low cost in connection with compassionate sales or indigent programs, for which no amounts shall be due to Licensor.

Notwithstanding the foregoing, if a Licensed Product is sold in conjunction with another active component so as to be a combination product (whether packaged together or in the same therapeutic formulation) (a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country.  If no such separate sales are made by Licensee, its Affiliates, or Sublicensees in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the respective cost of goods sold of the active components of such Combination Product.

1.17  “New Research” means any research for any medical, therapeutic, or diagnostic application or use that is conducted by or on behalf of a Party, in the Territory, after the Effective Date using the Licensed Technology or the Retained Technology with respect to NHS76 Products or derivatives thereof.

1.18  “NHS76 Antibody” means the antibody having the amino acid sequence set forth on Schedule 1.18.

1.19  “NHS76 Licensed Know-How” means the following non-patented proprietary technology and information to the extent Controlled by Licensor as of the Effective Date and for the NHS76 Antibody: the manufacturing protocols for the NHS76 Antibody and ancillary standard operating procedures that are set forth on Schedule 1.19; provided that NHS76 Licensed Know-How will not include any Lonza Technology.  For the avoidance of doubt, the NHS76 Licensed Know-How shall not include any technology or information developed, acquired, or otherwise Controlled by Licensor after the Effective Date.

1.20  “NHS76 Licensed Patents” means

(a)  all the patents and patent applications that are Controlled by Licensor as of the Effective Date that are listed on Exhibit A;

(b)  all divisions, continuations, foreign counterparts, patents of addition, and substitutions of, and all patents issuing on, any of such patents and patent applications described in paragraph (a) above; and

(c)  all registrations, reissues, reexaminations, or extensions with respect to any of such patents described in paragraphs (a) and (b) above.

For the avoidance of doubt, the NHS76 Licensed Patents shall not include any patents or patent applications developed, acquired, or otherwise Controlled by Licensor after the Effective Date, except as expressly provided in paragraphs (b) and (c) above.

1.21  “NHS76 Licensed Technology” means, collectively, the NHS76 Licensed Patents and the NHS76 Licensed Know-How.

1.22  “NHS76 Product” means a product containing NHS76 Antibody that:

(a)  is covered by or would infringe (but for this Agreement) one or more Valid Claims of the NHS76 Licensed Patents in the country of manufacture, sale, offer for sale, use, or importation; or

(b)  is produced, processed, or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the NHS76 Licensed Patents in the country of manufacture, sale, offer for sale, use, or importation;

(c)  is used in a process or method within the scope of one or more Valid Claims of the NHS76 Licensed Patents; or

(d)  uses, incorporates, or is based upon NHS76 Licensed Know-How.

Notwithstanding the foregoing, NHS76 Product shall exclude any antibody-cytokine fusion protein or any antibody and its DNA encoding sequence for use in the construction and expression of antibody-cytokine fusion proteins.

1.23  “Prosecution” means the preparation, filing, prosecution, issuance, and maintenance of any patent applications and patents within the Licensed Patents.

1.24  “Purchased Assets” has the meaning ascribed to that term in the Assignment Agreement.

1.25  “Purchased Know-How” has the meaning ascribed to that term in the Assignment Agreement.

1.26  “Purchased Patents” has the meaning ascribed to that term in the Assignment Agreement.

1.27  “Radiolabeled Product” means a product containing a NHS76 Product or a TNT Product that:

(a)  is covered by or would infringe (but for this Agreement) one or more Valid Claims of the Radiolabeling Licensed Patents in the country of manufacture, sale, offer for sale, use, or importation; or

(b)  is produced, processed, or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the Radiolabeling Licensed Patents in the country of manufacture, sale, offer for sale, use, or importation;

(c)  is used in a process or method within the scope of one or more Valid Claims of the Radiolabeling Licensed Patents; or

(d)  uses, incorporates, or is based upon Radiolabeling Licensed Know-How.

1.28  “Radiolabeling Licensed Know-How” means the following non-patented proprietary technology and information to the extent Controlled by Licensor as of the Effective Date:  radiolabeling protocols and ancillary standard operating procedures that are necessary or useful for the research, development, manufacture, offer for sale, sale, importation, or use of radiolabeling technology.  For the avoidance of doubt, the Radiolabeling Licensed Know-How shall not include any technology or information developed, acquired, or otherwise Controlled by Licensor after the Effective Date.

1.29  “Radiolabeling Licensed Patents” means

(a)  all the patents and patent applications that are Controlled by Licensor as of the Effective Date that are listed on Exhibit B;

(b)  all divisions, continuations, foreign-counterparts, patents of addition, and substitutions of, and all patents issuing on, any of such patents and patent applications described in paragraph (a) above; and

(c)  all registrations, reissues, reexaminations, or extensions with respect to any of such patents described in paragraphs (a) and (b) above.

For the avoidance of doubt, the Radiolabeling Licensed Patents shall not include any patents or patent applications developed, acquired, or otherwise Controlled by Licensor after the Effective Date, except as expressly provided in paragraphs (b) and (c) above.

1.30  “Radiolabeling Licensed Technology” means, collectively, the Radiolabeling Licensed Patents and the Radiolabeling Licensed Know-How.  For the avoidance of doubt, the Radiolabeling Licensed Technology shall not include any patents, patent application, technology, or information developed, acquired, or otherwise Controlled by Licensor after the Effective Date.

1.31  “Retained Technology” means any of the following that is Controlled by Licensor as of the Effective Date: (i) any patent or patent applications in the Group A Countries or Group C Countries that are counterparts of the Licensed Patents, correspond to the Licensed Patents, or cover or claim the same invention(s) as those covered or claimed in the Licensed Patents and (ii) any non-patented proprietary technology and information in the Group A Countries or Group C Countries that are counterparts of the Licensed Know-How, correspond to the Licensed Know-How, or cover the same invention(s) as those covered in the Licensed Know-How.

1.32  “Sublicensee” means any third party to whom Licensee has granted a sublicense in accordance with Section 2.3.

1.33  “Sublicensing Revenue” means any amounts (other than royalties on Net Sales) received by Licensee from the grant to any Sublicensee of any rights under this Agreement by Licensee, its Affiliates, or any other Sublicensee (including any up front fees, milestone payments, and annual maintenance payments).

1.34  “Territory” means the Group A Countries, the Group B Countries, and the Group C Countries.

1.35  “TNT Product” means a product containing a chTNT-1 Antibody or chTNT-3 Antibody (as each such term is defined in the Assignment Agreement) that:

(a)  is covered by or would infringe (but for this Agreement) one or more Valid Claims of the Purchased Patents in the country of manufacture, sale, offer for sale, use, or importation; or

(b)  is produced, processed, or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the Purchased Patents in the country of manufacture, sale, offer for sale, use, or importation;

(c)  is used in a process or method within the scope of one or more Valid Claims of the Purchased Patents; or

(d)  uses, incorporates, or is based upon Purchased Know-How.

Notwithstanding the foregoing, TNT Product shall exclude any antibody-cytokine fusion protein or any antibody and its DNA encoding sequence for use in the construction and expression of antibody-cytokine fusion proteins.

1.36  “Valid Claim” means a claim of an issued and unexpired patent or a claim of a pending patent application that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise; provided, however, that, if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal.

1.37  The following terms have the meanings specified in the indicated Sections:

Term	Section
“AAA”	12.2(a)
“Action”	8.4.1
“Agreement”	Preamble
“Assignment Agreement”	Recitals
“China Regulatory Approval Date”	2.2(b)
“Confidential Information”	7.1
“Effective Date”	Preamble
“Indemnified Party”	9.3
“Licensee”	Preamble
“Licensee Indemnitees”	9.2
“Licensee Improvements”	2.4
“Licensor”	Preamble
“Licensor Indemnitees”	9.1
“Lonza License Date”	2.9
“Merck”	2.10
“Merck License”	2.10
“Party” or “Parties”	Preamble
“Receiving Party”	5.1.1
“Researching Party”	5.1.1
“Third Party Liabilities”	9.1

ARTICLE 2.
LICENSE

2.1    Grant.  Subject to the terms and conditions of this Agreement, including Sections 2.2 and 2.7, Licensor hereby grants to Licensee:

(a)  an exclusive, royalty-bearing license under the NHS76 Licensed Technology to make, have made, use, sell, offer for sale, and import NHS76 Products in the Group B Countries for the Field;

(b)  a non-exclusive, royalty-bearing license under the Radiolabeling Licensed Technology to make, have made, use, sell, offer for sale, and import Radiolabeled Products in the Group B Countries for the Field; and

(c)  a non-exclusive license under the Retained Technology to conduct research outside the Group B Countries to develop Licensed Products for the Group B Countries in the Field; provided that such research shall not include clinical development that competes with ongoing clinical trials of Licensor, its affiliates or strategic partners.

Notwithstanding the foregoing grant of an exclusive license under paragraph (a), Licensor retains the right under the Licensed Technology to conduct research in the Group B Countries to develop products for the Group A Countries and Group C Countries; provided that such research shall not include clinical development that competes with Licensee’s ongoing clinical trials.

2.2    Effectiveness of Grants.  The license grants described in Section 2.1 will only be effective as follows:

(a)  The license to the Radiolabeling Licensed Technology with respect to Radiolabeled Products containing TNT Products will be effective on the Effective Date.

(b)  The license to the NHS76 Licensed Technology and the license to the Radiolabeling Licensed Technology with respect to Radiolabeled Products containing NHS76 Products will be effective on the date (the “China Regulatory Approval Date”) that Licensee has received approval from the State Food and Drug Administration of the People’s Republic of China (the “sFDA”) to begin conducting a clinical trial in humans with respect to NHS76 Products in the Field in the People’s Republic of China; provided, however, that, if Licensee is required to provide some of the information included in the Licensed Technology to the sFDA in order to receive such approval, Licensor will use reasonable efforts to provide such information to Licensee at such time, and Licensee’s license to such information will become effective at such time for such limited purpose.

(c)  The license to the Retained Technology will be effective at the same time as the effectiveness of the license to the Licensed Technology to which the Retained Technology corresponds.

2.3    Sublicenses.  Licensee may grant sublicenses within the scope of the licenses granted to Licensee under Section 2.1 as follows:

2.3.1.  Each sublicense grant by Licensee is subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld.  Approval or rejection of such sublicense grant shall be provided by Licensor within 30 days from Licensor’s receipt of written request for approval from Licensee.  Following such approval of Licensor, Licensee shall provide Licensor with a copy of any such sublicense and any modification or termination thereof within 30 days of execution, modification, or termination of any such sublicense.  Sublicensees shall have no further right to sublicense.

2.3.2.  Any sublicense of Radiolabeling Licensed Technology must be in conjunction with a license of the Purchased Assets or the NHS76 Licensed Technology.

2.3.3.  Each sublicense granted by Licensee shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement.  Without limiting the foregoing, each sublicense shall contain the following provisions:  (a) a requirement that the applicable Sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 4.8; (c) a requirement that the applicable Sublicensee grant the license described in Section 2.4 and comply with the confidentiality and non-use provisions of Article 7; and (d) an obligation that the Sublicensee grant Licensor a right of first negotiation on New Research of the Sublicensee in accordance with the terms of Section 5.1.

2.3.4.  Licensee shall, and shall cause its Sublicensees to, ensure that each sublicense agreement includes an obligation on the Sublicensee to comply with the terms and conditions of this Agreement.  Licensee also shall be responsible for the compliance of each Sublicensee with the terms of this Agreement and the applicable sublicense agreement(s), and any breach or default of this Agreement or the sublicense agreement by a Sublicensee shall be deemed to be a breach or default of this Agreement by Licensee.  To the extent that a breach or default by a Sublicensee is not cured, the timely termination of the breached or defaulted sublicense agreement shall be a cure of such breach or default with respect to Licensee only.

2.3.5.  Except as otherwise provided in the sublicense agreement, if this Agreement terminates pursuant to Article 11, then, upon Licensor’s written election, any Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Licensor with respect to the rights originally sublicensed to the Sublicensee by Licensee; provided, however, that such Sublicensee is not in breach of its sublicense agreement and continues to perform thereunder.  Notwithstanding the foregoing, Licensor shall not assume, and shall not be responsible to any Sublicensees for, any representations, warranties, or obligations of Licensee to any Sublicensee.

2.4    Improvements.  All improvements to the Licensed Technology or the Retained Technology made solely by or for Licensee, its Affiliates, or Sublicensees (the “Licensee Improvements”) shall be owned by Licensee.  Licensee shall promptly disclose in writing to Licensor any Licensee Improvements.  Licensee hereby grants to Licensor a non-exclusive, worldwide (but excluding the Group B Countries during the term of this Agreement), irrevocable, perpetual, transferable, fully paid-up, royalty-free license, with the right to grant sublicenses (including granting sublicenses to Merck under the Merck License), under any Licensee Improvements, including any patents issued, or patent applications filed, with respect to such improvements on such improvements.  Such written disclosures on Licensee Improvements shall set forth sufficient data to allow Licensor to understand and practice the Licensee Improvements.  Licensee hereby grants to Licensor an exclusive option to negotiate for an exclusive license to the Licensee Improvements as follows:

2.4.1.  Prior to offering any license for Licensee Improvements to any third party, Licensee will notify Licensor that Licensee is considering granting such rights to third parties.  Licensor will have 90 days (or such longer period agreed upon by the Parties) from receipt of such notice to notify Licensee that Licensor desires to initiate good faith negotiations with respect to exclusively licensing the Licensee Improvements described in Licensee’s notice.  Upon Licensee’s receipt of Licensor’s notice, the Parties will negotiate in good faith for a period of 90 days with respect to the terms and conditions of the exclusive license, including financial terms (such as upfront fees, milestones, annual fees, or other financial conditions).

2.4.2.  If Licensor does not notify Licensee within 90 days of receiving Licensee’s notice or if the Parties are unable to agree upon the terms of a license within 90 days of Licensee’s receipt of Licensor’s notice (as each such time period may be extended by the Parties), then Licensee shall be entitled to non-exclusively license the Licensee Improvements covered by the applicable notice to any third party.

2.4.3.  Licensee agrees that Licensor may assign the foregoing option in whole or in part to Merck.

2.5    Materials.  As soon as practicable following the later of (a) the China Regulatory Approval Date and (b) the Lonza License Date, Licensor shall provide to Licensee 5 vials of master cell bank of the Materials along with a Certificate of Analysis for such Materials.  Licensee acknowledges and agrees that the Materials, together with any and all progeny, derivatives, and any genetically engineered modification thereof, may only be used in connection with the license granted pursuant to Section 2.1 and in accordance with the license procured from Lonza, as described in Section 2.6.  In addition, Licensee agrees as follows:

2.5.1.  Licensee shall retain control over the Materials, together with any and all progeny, derivatives, and any genetically engineered modification thereof, and shall not transfer any of the foregoing to any third party (including Sublicensees) without the prior written approval of Licensor (and Lonza, if necessary).  The Materials, together with any and all progeny, derivatives, and any genetically engineered modification thereof, shall remain the property of, and title to all of the foregoing shall remain in, Licensor.

2.5.2.  No right or license in or to the Materials or any patents or other intellectual property rights of Licensor, other than as expressly provided by this Agreement, is granted or implied as a result of the transfer of the Materials.

2.5.3.  Licensee shall not obtain, and shall not attempt to obtain, patent coverage on the Materials in the form provided by Licensor without the express written consent of Licensor.

2.5.4.  Licensee acknowledges that the Materials are not intended for use in humans.  Licensor is not making any warranty or representation that the use of the Materials or any product or process derived therefrom will not infringe any patent, copyright, or other rights of third parties.

2.6    Lonza.  Licensee acknowledges and agrees that (a) notwithstanding anything herein to the contrary, Licensor is not granting Licensee any rights with respect to any Lonza Technology; (b) the Materials contain Lonza’s gene expression system technology and, as such, Licensor’s transfer of the Materials to Licensee under this Agreement requires Lonza’s prior written consent, and Licensee’s use of the Materials requires a license from Lonza; and (c) upon Licensor’s transfer of the Materials to Licensee, Licensee’s rights in the Materials shall be subject to the terms and conditions of this Agreement and to any rights of Lonza in its intellectual property or other rights contained in the Materials.  Licensee must procure a direct license from Lonza to use any necessary Lonza Technology required in connection with making, having made, using, selling, offering for sale, and importing Licensed Products in the Group B Countries for the Field, which license must expressly grant Licensor permission to provide the Materials to Licensee.  Licensee shall provide to Licensor a copy of such license from Lonza, which copy may be redacted so long as the redactions do not prevent Licensor for confirming that it may provide the Materials to Licensee (the date that Licensee provides such copy to Licensor, the “Lonza License Date”).  If Licensee is unable to obtain a license from Lonza or obtain Lonza’s consent to the transfer of Materials from Licensor to Licensee, then (i) Licensor shall not be required to provide the Materials to Licensee (and Licensor’s failure to provide the Materials shall not be deemed a breach of this Agreement); (ii) the Materials shall no longer be deemed part of the license under this Agreement; and (iii) the other provisions of this Agreement shall not be affected by the foregoing.  Licensee agrees to abide by its obligations under its license with Lonza with respect to the Materials, and Licensee agrees to indemnify Seller for any failure to do so or for any breach of this Section 2.6.

2.7    Retained Merck Rights/Cytokine Fusion Proteins.  Licensee acknowledges that Licensor is a party to that certain License Agreement with Merck KGaA (“Merck”), dated October 14, 2000, as amended from time to time (the “Merck License”).

2.7.1.  Notwithstanding the licenses in Section 2.1 or anything herein to the contrary, Licensee acknowledges and agrees that (a) Licensee is not granted any rights under the Licensed Technology or Retained Technology to make, use, sell, offer for sale, or import an antibody-cytokine fusion protein or any antibody and its DNA encoding sequence for use in the construction and expression of antibody-cytokine fusion proteins; and (b) without limiting the foregoing, the rights granted to Merck under the Merck License are expressly excluded from the rights granted to Licensee hereunder.  Upon termination of the Merck License, such rights shall be retained by Licensor and shall not be included in the rights granted to Licensee hereunder.

2.7.2.  Licensee agrees not to take any action that would cause Licensor to be in breach of the Merck License.  In the event of any conflict between this Agreement and the Merck License, the Merck License shall control.  Licensee agrees to indemnify Licensor for any actions or inactions of Licensee that cause Licensor to breach the Merck License and for any other breach of this Section 2.7.

2.8    Restrictions.  Licensee acknowledges that Licensor is a party to the following agreements (collectively, the “CTL/Medipharm Agreements”):  (i) that certain Settlement Agreement and Mutual General Release among Licensor, Cancer Therapeutics Laboratories, Alan Epstein, Clive Taylor, and Peisheng Hu, effective April 24, 2009, as amended (the “CTL Settlement Agreement”), (ii) that certain Settlement Agreement among Licensor, Medibiotech, Inc., and Shanghai Medipharm Biotech Co., Ltd., dated April 17, 2009, as amended (the “Medipharm Settlement Agreement”), (iii) that certain License Agreement between Licensor and Cancer Therapeutics, Inc., dated September 20, 1995, as amended (the “CTL License”), and (iv) that certain License Agreement between Licensor and Alan Epstein, dated September 20, 1995, as amended.  Furthermore, Licensee acknowledges that Licensor attempted to terminate the CTL License by written notice to Cancer Therapeutics, Inc. dated December 15, 2006, which resulted in the litigation that ended in the CTL Settlement Agreement and the Medipharm Settlement Agreement.  Licensor makes no representations or warranties as to the status of any of the CTL/Medipharm Agreements or the obligations thereunder, including whether the termination notice sent under the CTL License was effective.  Licensee acknowledges and agrees to abide by all obligations of Licensor under the CTL/Medipharm Agreements to the extent applicable to the Licensed Technology, Retained Technology, and Licensed Products, including the prohibition in the Medipharm Settlement Agreement on selling radiolabelled TNT Products (as defined by the Medipharm Settlement Agreement) within the PRC (as defined in the Medipharm Settlement Agreement) until December 31, 2016.  Licensee acknowledges and agrees that it shall have no right to give the 30-day termination notice under the Medipharm Settlement Agreement with respect to such obligation and that Licensor shall be under no obligation to provide such notice.  Licensee agrees to indemnify Licensor for any failure to abide by the CTL/Medipharm Agreements or any breach of this Section 2.8.  Licensee acknowledges and agrees that Licensor is not responsible for the activities of any of the parties to the CTL/Medipharm Agreements and Licensor shall not indemnify Licensee for any such parties’ activities in the Group B Countries.  In the event of any conflict between this Agreement and the CTL/Medipharm Agreements, the CTL/Medipharm Agreements shall control.

2.9    No Unauthorized Sales.  Licensee acknowledges and agrees that it has no right to, and shall not, and shall not grant any right or license to any of its Affiliates or third parties, directly or indirectly, to make, use, sell, offer for sale, or import the Licensed Product, or otherwise use or practice the Licensed Technology or Retained Technology, outside the Group B Countries.  Licensee shall prevent the manufacture, use, sale, offer for sale, and importation of the Licensed Product, and the use and practice of the Licensed Technology or Retained Technology, outside the Group B Countries by Licensee or any of its Affiliates and shall use commercially reasonable efforts to prevent such manufacture, use, sale, offer for sale, and importation of the Licensed Product, or such use and practice of the Licensed Technology or Retained Technology, outside the Group B Countries, including by not selling, offering for sale, or exporting the Licensed Product to any person if Licensee or any of its Affiliates has actual knowledge or a reasonable belief that such person is making, using, selling, offering for sale, and importing (or intends to do) such Licensed Product outside the Group B Countries.

2.10  No Implied Licenses.  Only the licenses granted expressly herein shall be of legal force and effect.  No license rights shall be created hereunder by implication, estoppel, or otherwise.

ARTICLE 3.
DUE DILIGENCE REQUIREMENTS

3.1    Due Diligence.  Licensee shall use commercially reasonable efforts to proceed with the development and commercialization of Licensed Products.  Without limiting the foregoing, Licensee shall meet the following milestones:

(a)  By the 5th anniversary of the Effective Date, Licensee shall begin conducting clinical trials for the purpose of supporting regulatory approval of the Licensed Product in one or more countries of the Group B Countries where local clinical trials are required.

(b)  By the 8th anniversary of the Effective Date, Licensee shall have obtained regulatory approval of the Licensed Product in one or more countries of the Group B Countries.

(c)  Licensee shall use commercially reasonable efforts to begin commercial sale of Licensed Product shortly after Licensee receives regulatory approval for the Licensed Product in such country of the Group B Countries.

3.2    Reports.  No later than each anniversary of the Effective Date, or as requested by Licensor in writing 60 days in advance, but no more than four times a year, Licensee shall provide Licensor a written report evidencing the efforts and accomplishments of Licensee and Sublicensees during the preceding one year period in developing and commercializing Licensed Products and their development and commercialization plans for the subsequent one year period.  Such reports shall include scientific data obtained in furtherance of Licensee’s attempts to develop and commercialize Licensed Products and a showing of compliance with Section 3.1 above.

3.3    Failure to Report.  If Licensee fails to provide the reports set forth in Section 3.2 or if such reports do not show satisfactory compliance with Section 3.1 above, as reasonably determined by Licensor, Licensor shall have the right to terminate this Agreement as set forth in Section 11.2.

ARTICLE 4.
PAYMENTS AND REPORTS

4.1    Up Front Fee.  Licensee shall pay to Licensor a one-time, non-refundable, up-front fee of [****] on or before June 30, 2010.

4.2    Royalties.  On a country-by-country, Licensed Product-by-Licensed Product basis, Licensee shall pay to Licensor royalties equal to [****] of Net Sales of Licensee or its Affiliates in the Group B Countries.

4.3    Sublicense Fees and Sublicensee Royalties. Licensee shall pay to Licensor the following amounts in connection with any sublicenses by Licensee of the rights granted hereunder:

4.3.1.  On a country-by-country, Licensed Product-by-Licensed Product basis, royalties equal to the greater of (a) [****] of Net Sales of the applicable Sublicensee and (b) [****] of the royalties paid by such Sublicensee to Licensee on the Net Sales of such Sublicensee; and

4.3.2.  [****] of any Sublicensing Revenues.

4.4    Royalty & Payment Term.  The obligation of Licensee to make payments under Sections 4.1 and 4.2 shall continue, on a Licensed Product-by-Licensed Product and country-by-country basis, until the later of (i) the date on which the offering for sale, selling, making, having made, using, or importing such Licensed Product is no longer covered by a Valid Claim of a Licensed Patent in such country and (ii) the 15th anniversary of the first commercial sale of such Licensed Product in such country.

[****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

4.5    Reports and Payments.  After the first commercial sale of a Licensed Product by Licensee, any of its Affiliates, or any Sublicensees, Licensee shall make quarterly written reports to Licensor within 30 days after the end of each calendar quarter, stating in each such report with respect to such calendar quarter (a) the number of Licensed Products manufactured and sold, segregating Licensee’s and its Affiliates’ sales and sales by each Sublicensee; (b) gross amounts billed for Licensed Products sold on a country-by-country basis, segregating Licensee’s and its Affiliates’ sales and sales by each Sublicensee; (c) deductions applicable to Net Sales; (d) the royalties paid by any Sublicensee to Licensee on the Net Sales of such Sublicensee; (e) total royalties due; (f) the amount of any Sublicensing Revenues received; and (g) total amount due to Licensee with respect to such Sublicensing Revenue.  Simultaneously with the delivery of each such report, Licensee shall pay to Licensor the royalties and Sublicensing Revenue fees, if any, due to Licensor for the period of such report.  If no amounts are due, Licensee shall so report.

4.6    Payment Method.  Unless otherwise specified by this Agreement or requested in writing by Licensor, all amounts payable under this Agreement shall be made by check or wire drawn on a United States bank account and delivered to Licensor at the address set forth in Section 13.4 or such other business address as Licensor may designate in writing.  All payments hereunder shall be made in U.S. dollars.  Any failure by Licensee to make a payment when due shall obligate Licensee to pay Licensor interest on the sum outstanding at a rate per annum equal to the prime rate as quoted in the Wall Street Journal, New York edition, on the day such payment is due, plus a premium of 3%, calculated on the basis of a 365 day year, the interest period commencing on the due date and ending on the payment date.  Interest shall be compounded and the interest rate shall be adjusted each month in arrears, such interest being also due and payable on the payment date.

4.7    Currency Conversion.  If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal, New York edition, for the last business day of the calendar quarter to which such payment pertains.

4.8    Taxes.  All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute, and so far as is legally possible, such payment shall be made free and clear of any taxes imposed by or under the authority of government or any public authority and in particular, but without limitation, where any sums due to be paid to Licensor hereunder are subject to any withholding or similar tax, Licensee shall pay such additional amount as shall be required to ensure that the net amount received by Licensor hereunder shall equal the full amount that would have been due to Licensor hereunder had no such tax been imposed or required by law to be withheld unless said tax is withheld for the benefit of Licensor.  Without prejudice to the foregoing, Licensor agrees to provide reasonable assistance to Licensee in order for Licensee to take advantage of any applicable legal provision or any double taxation treaty with the object of paying the sums due to Licensor without imposing or withholding any tax.

4.9    Inspection of Books and Records.  Licensee shall maintain accurate books and records that enable the calculation of royalties and other amounts payable hereunder to be verified.  Licensee shall retain the books and records for each quarterly period for three years after the submission of the corresponding report under Section 4.4 hereof.  Upon 30 days’ prior notice to Licensee, Licensor or its designee may have access to the books and records of Licensee to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of Licensee’s payments and compliance with this Agreement.  Licensor’s failure to audit shall not be considered a waiver of any objection to the amounts paid by Licensee.  Such access shall be permitted during Licensee’s normal business hours during the term of this Agreement and for three years after the expiration or termination of this Agreement.  Any such inspection or audit shall be at Licensor’s expense, except that, if the audit results show that for any calendar quarter examined there has been an underpayment by Licensee of more than 5%, then Licensee will pay for reasonable audit expenses incurred by Licensee unless such underpayment is a result of currency exchange fluctuations.  In all cases, Licensee shall pay to Licensor any underpaid amounts promptly and with interest at the rate on the terms set forth in Section 4.5 above.  Any overpayments by Licensee revealed in such inspection and audit shall be refunded to Licensee or credited to future payments owed by Licensee hereunder, at Licensor’s election.

ARTICLE 5.
RESEARCH & DEVELOPMENT

5.1    Right of First Negotiation for Research Results.  From the Effective Date until the fifth anniversary of the Effective Date (the “Restricted Period”), each Party agrees to offer the other Party a right of first negotiation to acquire rights to research, develop, and commercialize products and methods under technology and intellectual property resulting from New Research in such other Party’s portion of the Territory, meaning Group B Countries for Licensee and the Group A Countries and Group C Countries for Licensor.  Such right of first negotiation shall be as follows:

5.1.1.  During the Restricted Period, prior to offering any commercialization rights for New Research to any third party in the other Party’s portion of the Territory, each Party (the “Researching Party”) will provide the other Party (the “Receiving Party”) with reports on any New Research, setting forth sufficient data and results obtained from any New Research to allow the Receiving Party to evaluate its interest in obtaining rights.  All such reports will be deemed Confidential Information of the Researching Party providing the report.  The Receiving Party is not granted any license to the report or any information or results contained therein.  The Receiving Party may not use the results of the Researching Party’s New Research without the Researching Party’s explicit permission following the execution of a written agreement defining the terms and conditions of such use.

5.1.2.  The Receiving Party will have 90 days (or such longer period agreed upon by the Parties) from receipt of such report to notify the Researching Party that the Receiving Party desires to initiate good faith negotiations with respect to licensing, in the Receiving Party’s portion of the Territory, the New Research described in such report.  Upon the Researching Party’s receipt of such notice, the Parties will negotiate in good faith for a period of 90 days with respect to the terms and conditions of the license, including financial terms (such as upfront fees, milestones, annual fees, or other financial conditions); provided, however, the Parties agree that the terms of such license will include the obligation of the Receiving Party to pay to the Researching Party a royalty of [****] of Net Sales of products covered by the license.

[****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.1.3.  If the Receiving Party does not notify the Researching Party within 90 days of receiving a report or if the Parties are unable to agree upon the terms of a license within 90 days of the Researching Party’s receipt of the Receiving Party’s notice (as each such time period may be extended by the Parties), then the Researching Party shall be entitled to license the New Research covered by the applicable report to any third party.

5.1.4.  Notwithstanding the foregoing, Licensee acknowledges that Licensee’s rights of first negotiation under this Section 5.1 are subordinate to any rights of first negotiation or first refusal granted to Merck under the Merck License.

5.2    Clinical Trial Data.  Each Party agrees to consider sharing with the other Party clinical trial and regulatory data with respect to the Product developed or obtained by the first Party.  The foregoing shall not create an obligation of either Party to share data with the other Party, and the specific terms for any agreement to share data must be agreed upon by the Parties in writing, including the terms for compensation, data to be shared, and the scope of the other Party’s right to use the data.  Either Party may notify the other if it desires to obtain clinical and regulatory data from the other or desires to share clinical and regulatory data with the other Party.

ARTICLE 6.
SUPPLY

6.1    Supply of NHS76 Antibody.  Upon Licensee’s written request, Licensor agrees to supply (or cause to be supplied) for Licensee NHS76 Antibody as follows:

6.1.1.  Subject to Section 6.1.3 below, upon Licensee’s written request, Licensor agrees to supply, [****], up to 100 mg of cGMP NHS76 Antibody along with a Certificate of Analysis for such antibody.  Such NHS76 Antibody will be delivered within a reasonable time following Licensee’s request if Licensor has a readily available supply of such antibody; otherwise, Licensor agrees to provide such NHS76 Antibody within a reasonable time following Licensor’s next scheduled cGMP production run for NHS76 Antibody; provided that Licensor will provide such NHS76 Antibody no later than 9 months after Licensee’s request.

6.1.2.  Subject to Section 6.1.3 below, upon Licensee’s written request, Licensor agrees to supply up to five 100-liter batches of cGMP NHS76 Antibody at Licensor’s Fully-Burdened Cost of each batch plus [****].  Following Licensee’s request, Licensor will schedule a cGMP product run for the NHS76 Antibody in Licensor’s next available slot in Licensor’s 100L bioreactor for producing such antibody.

6.1.3.  Notwithstanding Sections 6.1.1 and 6.1.2 above, if, at the time of Licensee’s request for supply, Licensor has not developed a process to manufacture NHS76 Antibody under cGMP, then the following will apply:

(a)  The NHS76 Antibody to be supplied under such sections shall be up to 5L batches of research grade antibody, not cGMP, unless Licensee pays for Licensor’s development of the cGMP manufacturing process or provides such a process to Licensor as described in Section 6.1.3(b) below.  If Licensee does pay for such development or provides such process, the time periods for supplying the NHS76 Antibody under Section 6.1.1 and 6.1.2 shall begin, not upon Licensee’s written request, but following successful implementation by Licensor of the cGMP process.

[****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(b)  Upon Licensee’s written request, Licensor agrees to develop the process to manufacture NHS76 Antibody under cGMP, and Licensee will pay Licensor for such development at Licensor’s Fully-Burdened Cost plus [****], which Fully-Burdened Cost is not expected to exceed [****].  Alternatively, Licensee may develop its own process, at its own cost, and provide such process to Licensor and Licensee will pay Licensor for all costs associated with process development work associated with scaling up the process at Licensor’s Fully-Burdened Cost plus [****].  All right, title, and interest in any intellectual property developed by Licensor in connection with developing the manufacturing process as described in this Section 6.1.3(b) shall be solely owned by Licensor; provided that such intellectual property shall be deemed part of the NHS76 Licensed Technology under this Agreement.

6.2    Term for Supply.  All requests for NHS76 Antibody under Section 6.1 must be submitted by Licensee in writing no later than the fifth anniversary of the Effective Date, and Licensor shall supply such antibody no later than the sixth anniversary.  All requests for Licensor to develop a cGMP process or to use Licensee’s cGMP process under Section 6.1.3(b) must be submitted by Licensee in writing no later than 18 months after the Effective Date.

ARTICLE 7.
CONFIDENTIALITY

7.1    Confidential Information.  Except as expressly provided in this Agreement, neither Party shall use for its own benefit or the benefit of any third party except in connection with the activities contemplated by this Agreement, or disclose to any third party, any confidential, proprietary, or trade secret information (the “Confidential Information”) received from the other Party hereto.  The terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties.  The obligations of this Section 7.1 shall continue until five years after the expiration or termination of this Agreement; provided that (a) in the case of any Confidential Information that constitutes a “trade secret,” such obligations shall continue for the longer of such five-year period or for so long as such trade secret Confidential Information remains a trade secret; and (b) in the case of Confidential Information that consists of financial data, such obligations shall continue only for two years from the time of disclosure of such financial data to the receiving Party.  Licensee acknowledges and agrees that the protocols included within the Licensed Technology and Retained Technology are trade secrets of Licensee.

7.2    Permitted Disclosures.  Notwithstanding Section 7.1 above, Confidential Information shall not include any of the following information that the receiving Party can demonstrate by competent evidence:

(a)  was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)  was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party;

[****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(c)  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)  was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

(e)  was subsequently disclosed to the receiving Party by a person other than the disclosing Party without breach of any legal obligation to the disclosing Party.

In addition, either Party may disclose Confidential Information of the other to:

(i)  to such receiving Party’s and its Affiliates’ legal representatives, employees, consultants, and Sublicensees (and potential Sublicensees), to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided (a) such legal representatives and employees are informed of the confidential nature of the Confidential Information and the restrictions on disclosure and use contained herein and (b) such consultants and Sublicensees (and potential Sublicensees) have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein;

(ii)    to a potential sublicensee of Licensor of the Licensed Technology outside of the Field or of the Retained Technology outside the Group B Countries, provided such sublicensee has agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; or

(iii)   if disclosure is compelled to be disclosed by a court order or applicable law or regulation (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange), provided that the Party compelled to make such disclosure (a) requests confidential treatment of such information, (b) provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order, and (b) discloses only the minimum necessary to comply with the requirement to disclose.

The receiving Party shall be responsible for all breaches of this Agreement by the receiving Party’s and its Affiliates’ legal representatives and employees.

7.3    Press Release; Disclosure of Agreement.  The Parties agree that either Party may release the statement attached hereto as Exhibit C.  Except for such release, each Party agrees that there shall be no public announcement of the execution of this Agreement without the prior written consent of the other Party.  The text of any press release to be issued by Licensee or Licensor concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the Parties in writing in advance, such agreement not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, this restriction shall not apply to announcements required by law or regulation (including the Securities and Exchange Commission or any other national securities exchange), except that, in such event, the Parties shall coordinate to the extent possible with respect to the details of any such announcement.  This restriction shall not apply to disclosure of this Agreement to certain private third parties such as the shareholders of either Party, prospective acquirers, and sublicensees, investment bankers, attorneys, and other professional consultants, and prospective investors in either Party who have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein.  Once a particular disclosure has been approved, further disclosures that do not differ materially therefrom may be made without obtaining any further consent of the other Party.

7.4    Publication.  Licensee shall not publicly present or publish results of studies carried out under this Agreement (each such presentation or publication, a “Publication”) without the opportunity for prior review by Licensor.  Licensee shall provide Licensor the opportunity to review any proposed Publication at least 30 days prior to the earlier of its presentation or intended submission for publication.  Licensee agrees, upon request by Licensor, not to submit or present any Publication until Licensor has had 30 days to comment on any material in such Publication.  Licensee shall consider the comments of Licensor in good faith but will retain the sole authority to submit the manuscript for Publication; provided that Licensee shall not have the right to publish or present Licensor’s Confidential Information without Licensor’s prior written consent.  Licensee shall provide Licensor a copy of the Publication at the time of the submission or presentation.

7.5    Publicity.  Neither Party shall use the name of the other Party in connection with any written publicity, news release, or other announcement or statement relating to this Agreement or to the performance hereunder or the existence of an arrangement between the Parties without prior written approval from such Party.

ARTICLE 8.
PATENT PROSECUTION, ENFORCEMENT, AND DEFENSE

8.1    Prosecution of Licensed Patents.

8.1.1.  Licensor’s Responsibilities.  Licensor shall have the right, but not the obligation, to control the Prosecution of the Licensed Patents, at Licensor’s cost.  During the term of this Agreement, no later than each anniversary of the Effective Date, or as requested by Licensee in writing 30 days in advance, but no more than twice a year, Licensor shall provide to Licensee a status report regarding the status of the Licensed Patents.  During the term of this Agreement, upon the written request by Licensee but not more than twice a year, and at Licensee’s sole cost, Licensor shall provide to Licensee, within 60 days of Licensee’s written request, a copy of any patent or patent application within the Licensed Patents and any material documents received from or sent to any patent office relating thereto that relate to the scope, term, maintenance, validity, or enforceability of any of the Licensed Patents, or any challenge to or change to any of the preceding.  Licensee shall cooperate with Licensor in the Prosecution of the Licensed Patents.

8.1.2.  Licensor’s Failure to Prosecute.  If Licensor decides not to Prosecute any of the patent applications or patents within the Licensed Patents, Licensor shall give Licensee written notice thereof at least 30 days prior to allowing such patent applications or patents to lapse or go abandoned.  Thereafter, during the term of this Agreement, Licensee shall have the right to Prosecute such patent applications or patents, at Licensee’s sole cost, using patent counsel acceptable to Licensor.  Licensor shall execute such further documents as may be reasonably necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Section 8.1.2.  In connection with Licensee’s Prosecution, Licensee shall consult with Licensor and provide Licensor with copies of all substantive documents.  Without limiting the foregoing, Licensee agrees as follows:

(a)  During the term of this Agreement, Licensee shall provide Licensor with copies of all substantive documents relating to any Licensed Patent that Licensee is Prosecuting received from or to be filed in any patent office within 30 days of receipt and at least 30 days prior to filing, respectively, including copies of each patent, patent application, notice, official action, rejection, objection, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination.

(b)  Licensor shall have the right to comment on the Prosecution of the Licensed Patents subject to this Section 8.1.2 and provide such comments to Licensee’s patent counsel, and Licensee shall require its patent counsel to implement Licensor’s comments.  If Licensor fails to provide its comments with respect to the Prosecution of a patent application or patent subject to this Section 8.1.2 at least 10 days prior to the deadline for filing or otherwise responding to the relevant paper in the relevant patent office, Licensee shall be free to act without consideration of Licensor’s comments.

8.2    Patent Term Extensions.  With respect to any patent within the Licensed Patents, any extension of such patent or governmental equivalent that extends the exclusivity of any of the patent subject matter where available in any country in the world shall be in Licensor’s sole discretion; provided that Licensor will give due consideration to any written requests of Licensee with respect to specific extensions.  Licensee shall provide reasonable assistance to facilitate Licensor’s efforts to obtain any extensions.

8.3    Enforcement.  If either Party hereto becomes aware that any Licensed Patents are being or have been infringed by any third party or are subject to a declaratory judgment action such Party shall promptly notify the other Party hereto in writing describing the facts relating thereto in reasonable detail.

8.4    Enforcement of Licensed Patents.  Subject to any rights of Merck under the Merck License, the following will apply:

8.4.1.  NHS76 Licensed Patents by Licensee.  Licensee shall have the initial right, but not the obligation, to institute, prosecute, and control any infringement or declaratory judgment action, suit, or proceeding (an “Action”) to the extent related to the NHS76 Licensed Patents with respect to any Licensed Products in the Field in the Group B Countries, at Licensee’s expense, using legal counsel acceptable to Licensor, and Licensor shall cooperate with Licensee in connection with any such Action, at Licensee’s expense.  Licensee may not enter into any settlement, consent, or other voluntary final disposition of such Action without Licensor’s prior written consent.  All expenses and all recovery for such Action shall be allocated as follows: (a) to reimburse each Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs, and other litigation expenses; and (b) any remaining amount shall be retained by Licensee (but shall be included in the calculations of Net Sales).

8.4.2.  NHS76 Licensed Patents by Licensor.  In the event Licensee fails to initiate or defend any Action involving the NHS76 Licensed Patents with respect to a Licensed Product in the Field within 60 days of receiving written notice of any alleged infringement, or if Licensee elects not to continue prosecuting or defending any such Action, Licensor shall have the right, but not the obligation, to prosecute or defend such an Action, at Licensor’s expense, using legal counsel of its choice.  Licensor may join Licensee as a plaintiff in any such Action and Licensee shall otherwise cooperate with Licensor in connection with any such Action, each at Licensor’s expense.  All expenses and all recovery for such Action shall be allocated as follows: (a) to reimburse each Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs, and other litigation expenses; and (b) any remaining amount shall be retained by Licensor.

8.4.3.  Radiolabeling Licensed Patents.  Licensor shall have the sole right, but not the obligation, to institute, prosecute, and control any Action to the extent related to the Radiolabeling Licensed Patents, at Licensor’s expense, using legal counsel of its choice.  Licensor may join Licensee as a plaintiff in any such Action, and Licensee shall otherwise cooperate with Licensor in connection with any such Action, each at Licensor’s expense.  All expenses and all recovery for such Action shall be allocated as follows: (a) to reimburse each Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs, and other litigation expenses; and (b) any remaining amount shall be retained by Licensor.

8.4.4.  Other Rights.  Except for the enforcement rights described in Section 8.4.1 above, Licensee shall have no rights to institute, prosecute, and control any Action or any other action, suit, or proceeding with respect to any intellectual property right licensed to Licensee hereunder.

8.5    Cooperation.  In any suit, action, or other proceeding brought or defended by one Party in connection with enforcement or defense of the Licensed Patents, the other Party shall cooperate fully, including by joining as a party plaintiff and executing such documents as the Party bringing or defending the suit, action, or other proceeding may reasonably request in writing.  Furthermore, upon the written request of the Party bringing the suit, action, or other proceeding, the other Party shall make available at reasonable times and under appropriate conditions all relevant records, papers, information, samples, and other similar materials in its possession.

8.6    Packaging.  Licensee agrees that all Licensed Products sold by Licensee and Sublicensees will be marked with the patent number of the applicable Licensed Patent hereunder or any other notice of patent rights, in each case, necessary or desirable under applicable law to enable the Licensed Patents to be enforced to their full extent in any country where Licensed Product are made, used, sold, or offered for sale.

8.7    Challenge of Patents.  Neither Licensee nor any of its Affiliates or Sublicensees, directly or indirectly, shall challenge the validity, scope, or enforceability of any patent or patent application within the Licensed Patents or the Retained Technology, including challenging by means of reexamination, opposition, interference, declaratory judgment proceeding, or invalidity or nullity proceeding, or shall procure, support, encourage, or assist a third party to take any such action.  Any breach of this Section 8.7 shall be deemed a material breach by Licensee, giving Licensor, at its option and in its sole discretion, a right to terminate this Agreement pursuant to Section 11.2; provided that Licensee’s cure period under Section 11.2 shall be limited to 15 days for any such breach.

ARTICLE 9.
INDEMNIFICATION; INSURANCE

9.1    Licensee.  Licensee shall defend, indemnify, and hold harmless Licensor, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Licensor Indemnitees”) from and against any and all third party claims, suits, losses, liabilities, damages, costs, fees, and expenses (including attorneys’ fees and expenses of litigation) (collectively, “Third Party Liabilities”) to the extent arising out of or resulting from (a) any breach of, or inaccuracy in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee in or pursuant to this Agreement, including any breach of the obligations of Section 2.6, 2.7, or 2.8; (b) the negligence or willful misconduct of Licensee, its Affiliates, Sublicensees, or their respective directors, officers, employees, and agents; and (c) the manufacture, sale, offer for sale, use, or importation by Licensee, its Affiliates, Sublicensees or their respective designees of Licensed Products, including any product liability claims (under any theory, including actions in the form of tort, warranty, or strict liability) relating to the Licensed Products.  Licensee shall have no obligation to indemnify the Licensor Indemnitees to the extent that the Third Party Liabilities arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Licensor in this Agreement, or any breach or violation of any covenant or agreement of Licensor in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Licensor Indemnitees.

9.2    Licensor.  Licensor shall defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Licensee Indemnitees”) from and against any and all Third Party Liabilities to the extent arising out of or resulting from (a) any breach of, or inaccuracy in, any representation or warranty made by Licensor in this Agreement, or any breach or violation of any covenant or agreement of Licensor in or pursuant to this Agreement; and (b) the negligence or willful misconduct of Licensor, its Affiliates, or their respective directors, officers, employees, and agents.  Licensor shall have no obligation to indemnify the Licensee Indemnitees to the extent that the Third Party Liabilities arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Licensee Indemnitees.

9.3    Indemnification Procedure.  In the event of any such claim against any Licensee Indemnitee or Licensor Indemnitee (each an “Indemnified Party”), the Indemnified Party shall promptly notify the indemnifying Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement.  The indemnifying Party shall have the right to solely direct and control the defense and settlement of any such proceeding and, if it so elects, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and representation of the parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such reimbursable fees and expenses shall be reimbursed as they are incurred.  The indemnifying Party shall not be liable for any settlement of any proceeding initiated or pursued without its prior written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  The indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.  The Indemnified Party shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.

9.4    Insurance.

9.4.1.  Beginning upon the first dosing of a human patient in a clinical study with respect to a Licensed Product and thereafter during the term of this Agreement, Licensee shall, and shall cause each Sublicensee to, as applicable, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $3,000,000 per incident and $2,000,000 annual aggregate naming Licensor as an additional insured.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under Section 9.1 above.  The minimum amount of insurance coverage required under this Section 9.4.  shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under Section 9.1 above.

9.4.2.  Licensee shall provide Licensor with written evidence of such insurance upon the written request of Licensor.  Licensee shall provide Licensor with written notice at least 15 days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such 15-day period, notwithstanding Section 11.2 of this Agreement, Licensor shall have the right to terminate this Agreement effective at the end of such 15-day period without notice or any additional waiting periods.

9.4.3.  Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement (i) during the period after the first dosing of a human patient in a clinical study with respect to a Licensed Product and throughout the term of this Agreement, and (ii) after termination or expiration, for a reasonable period, which in no event shall be less than 15 years.

9.5    LIMITATION OF LIABILITY.  NEITHER PARTY HERETO SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 9.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 7.

ARTICLE 10.
REPRESENTATIONS AND WARRANTIES

10.1  Licensor.  Licensor represents and warrants that, as of the Effective Date: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; (ii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor; (iii) Licensor has the right to grant the rights and licenses granted herein; and (iv) to the best of Licensor’s knowledge, there are no threatened or pending actions, suits, investigations, claims, or proceedings against Licensor relating to the Licensed Patents.

10.2  Licensee.  Licensee represents and warrants that, as of the Effective Date: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of California; and (ii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee

10.3  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY LICENSED PRODUCTS, LICENSED PATENTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, THE LICENSED PATENTS ARE PROVIDED “AS IS,” AND LICENSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.

ARTICLE 11.
TERM AND TERMINATION

11.1  Term.  The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided herein, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until there are no remaining payment obligations in a country pursuant to Article 4, at which time the Agreement shall expire in its entirety in such country.

11.2  Termination for Cause.  If either Party materially breaches this Agreement, the nonbreaching Party may elect to terminate this Agreement by giving the breaching Party written notice describing the alleged breach.  If the breaching Party has not cured such breach within 60 days after receipt of such notice (or 30 days with respect to the payment of money), this Agreement shall terminate effective at the end of such 60-day period (or 30-day period, as applicable).

11.3  Termination for Bankruptcy.  Either Party may, subject to applicable law and to the provisions set forth herein, terminate this Agreement by giving the other Party written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee, or administrator of such Party or of its assets; (b) propose a written agreement of composition or extension of its debts; (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof; (d) propose or be a Party to any dissolution; or (e) make an assignment for the benefit of its creditors.

11.4  Termination At Will.  Licensee may terminate this Agreement in its entirety upon 6 months’ written notice to Licensor; provided that Licensee pays, simultaneously with the delivery of such notice, Licensor [****], as an early termination fee.

11.5  Notwithstanding the foregoing or anything to the contrary in this Agreement, if Licensee does not make the upfront payment of [****] under Section 4.1 by June 30, 2010, this Agreement shall automatically terminate.

11.6  Effect of Termination.

11.6.1.  Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity that accrued or are based upon any event occurring prior to such termination.

11.6.2.  Return of Confidential Information.  Upon any termination of this Agreement, each Party shall promptly return to the other Party, or destroy at the other Party’s option, all Confidential Information received from the other Party, including all reproductions and copies thereof in any medium, except one copy of which may be retained for archival purposes.

11.6.3.  Return of Materials.  Upon any termination of this Agreement, Licensee shall promptly return to Licensor all Materials received from Licensor, together with any and all progeny, derivatives, and any genetically engineered modification thereof.

[****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

11.6.4.  Stock on Hand.  If this Agreement is terminated other than for a breach by Licensee, Licensee and Sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to compliance with the payment provisions of Article 4.

11.6.5.  Unpaid Amounts.  Termination of this Agreement shall not affect Licensor’s right to recover from Licensee any royalties, fees, or expenses that Licensee is obligated to pay to Licensor, which obligation accrued prior to the effective date of such termination (or after such termination with respect to payments owed pursuant to Section 11.5.4).

11.6.6.  Licenses.  Subject to Section 11.5.4, upon termination of this Agreement, the licenses granted herein shall terminate and the intellectual property rights granted herein shall revert to Licensor, at no cost to Licensor.

11.6.7.  Certain Events.  If this Agreement is terminated by Licensee under Section 11.4 or by Licensor under Section 11.2 or 11.3, then following shall apply:

(a)  Licensee hereby grants (effective only upon any such termination of this Agreement) to Licensor a worldwide, exclusive, royalty-free, transferable, perpetual license, with the right to sublicense, under the Licensee Technology to offer for sale, sell, make, have made, use, and import Licensed Products in the Field in the Group B Countries.  For this purpose, the “Licensee Technology” means Licensee’s patents, know-how (including all clinical and research data), and other intellectual property used by Licensee in the research, development, manufacture, and commercialization of the Licensed Product.  To effectuate such license, upon such termination of this Agreement, Licensee will promptly disclose to Licensor all Licensee Technology not already known to Licensor.

(b)  Licensee shall assign to Licensor all of Licensee’s right, title, and interest in trademarks used by Licensee on the Licensed Products (but excluding any house marks of Licensee).  Licensee shall assign or sublicense to Licensor, to the extent possible and as requested by Licensor, Licensee’s rights and obligations under any third party licenses entered into with respect to the Licensed Products.  Licensee shall transfer to Licensor ownership of any new drug applications or regulatory approvals in the Group C Countries then in Licensee’s name related to Licensed Products and notify the appropriate regulatory authorities and take any other action reasonably necessary to effect such transfer of ownership.  If ownership of an new drug application or regulatory approval cannot be transferred to Licensor in any country, Licensee hereby grants (effective only upon any such termination of this Agreement) to Licensor a permanent, exclusive (even as to Licensee) and irrevocable right of access and reference to such new drug applications and regulatory approvals for Licensed Products in such country in the Field.

(c)  Licensee shall provide Licensor with samples of the Licensed Product, if not already in Licensor’s possession.

(d)  If Licensee has begun manufacture of clinical or commercial supplies of the Licensed Product, then at Licensor’s request, Licensee shall continue to manufacture and supply Licensor with such clinical or commercial supplies, as applicable, at Licensee’s Fully-Burdened Cost plus [****], for one year after termination for clinical supplies and for two years after termination for commercial supplies.  If the clinical or commercial supplies are being manufactured by a third party under contract, to the extent permitted by the terms of such contract, Licensee shall assign such contracts to Licensor.

11.7  Survival.  Articles 1, 4 (with respect to any outstanding payment obligation and an obligation to provide a final report), 7, 9, 11, 12, and 13, and Sections 2.3.5, 2.4, 2.5.1, 2.5.3, 2.8, 4.8, and 10.3 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 12.
ARBITRATION

12.1  Procedure.  The Parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences that may arise between the Parties hereto out of or in relation to or in connection with this Agreement.  Upon the occurrence of a dispute between the Parties, including any breach of this Agreement or any obligation relating thereto, the matter shall be referred to the chief executive officers of Licensor and Licensee, or their designees.  The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for a period of ten days, or such longer period of time to which the chief executive officers may agree.  If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration, held in Orange County, California, USA.

12.2  Choice of Arbitrators and Governing Rules.

(a)  Any arbitration conducted pursuant to this Article 12 shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of commencement of the arbitration, subject to the provisions of this Article 12.

(b)  In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved.  The responding Party shall file its answering statement within 15 days after confirmation of the notice of filing of the demand is sent by the AAA.

(c)  The Parties shall use reasonable efforts to mutually agree upon one arbitrator; provided, however, that, if the Parties have not done so within ten days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then there shall be three arbitrators as follows (i) one neutral nominee of each of Licensor and Licensee, each to be selected within twenty days after confirmation of the notice of filing of the demand is sent by the AAA, and (ii) one neutral nominee to serve as chairman and to be selected by the first two nominees within 15 days from the date that Licensor’s and Licensee’s nominees are selected.  If a Party fails to make the appointment of an arbitrator as provided in this Section 12.2(c), the AAA shall make the appointment.  If the appointed arbitrators fail to appoint a chairperson within the time specified in this Section 12.2(c) and there is no agreed extension of time, the AAA may appoint the chairperson.  Each arbitrator will by training, education, or experience have knowledge of the research, development, and commercialization of biological pharmaceutical products in the United States.

(d)  The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.  The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the Parties must expend on discovery; provided the arbitrator(s) shall permit such discovery as it (they) deem necessary to achieve an equitable resolution of the dispute.

(e)  The decision or award rendered by the arbitrator(s) shall be written, final, and non-appealable and may be entered in any court of competent jurisdiction.

(f)  The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, and each Party shall bear the cost of its own attorney and expert fees; provided that the arbitrator(s), in their discretion, will have the authority to award the prevailing Party reasonable attorneys’ fees and costs in amounts fixed by the arbitrator(s).  The arbitrator(s) will have the authority to grant specific performance.  The arbitrator(s) will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement.

(g)  Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict either Party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

ARTICLE 13.
GENERAL

13.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of laws.  Each Party hereby submits itself for the purpose of this Agreement and, subject to Article 12, any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the Central District of California, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including venue) to the exercise of such jurisdiction over it by any such courts.

13.2  Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners, or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

13.3  Assignment.  Except as expressly set forth herein, this Agreement shall not be assignable by Licensee without Licensor’s prior written consent, which shall not be unreasonably withheld.  If Licensor consents to any such assignment, the assignee must agree in writing to assume all obligations, and acknowledge all of Licensor’s rights, under this Agreement.  This Agreement is assignable by Licensor.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

13.4  Notices.  Any notices required or permitted to be given under this Agreement shall be deemed given if delivered to the Party to be notified at its address shown below or at such other address as may be furnished from time to time by such Party to the other Party in writing.  Each notice shall be given (a) by registered air mail, postage prepaid, which notice shall be effective when received, (b) by hand delivery or in person, which notice shall be effective when received, (c) by telefax (with proof of transmission and confirmation by first-class mail postage paid), which notice shall be effective when sent, or (d) by overnight courier, which notice shall be effective on the Business Day immediately following the date of delivery to the courier.

If to Licensor: Peregrine Pharmaceuticals, Inc. 14282 Franklin Avenue Tustin, California 92780-7071 Attention: Chief Executive Officer Telephone: 714-508-6000 Facsimile: 714-838-5817	With a copy (which shall not constitute notice) to: Jones Day 222 East 41st Street New York, NY 10017-6702 U.S.A. Attention: Ann L. Gisolfi, Esq. Telephone: (212) 326-3495 Facsimile: (212) 755-7306
If to Licensee: Stason Pharmaceuticals, Inc. 11 Morgan Irvine, California 92618-4327 Attention: Chief Executive Officer Telephone: (949) 380-4327 Facsimile: (949) 380-4345

13.5  Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party, if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct, or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.  Each Party shall (a) promptly notify the other Party in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the ability of such Party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.  If a suspension of performance pursuant to a force majeure event continues for 180 days, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.

13.6  Compliance with Laws.  Licensee shall comply with and shall ensure that Sublicensees comply with all government statutes and regulations that relate to Licensed Products, including Food and Drug Administration statues and regulations and the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. § 2041 et seq., and the regulations promulgated thereunder or any other applicable export statute or regulation.

13.7  Further Assurances.  At any time or from time to time on and after the date of this Agreement, each Party shall at the written request of the other Party (i) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents, or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.8  Severability.  If any provision hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal, or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal, or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalid, illegal, or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provisions.

13.9  Waiver.  The failure of a Party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

13.10    Entire Agreement; Amendment.  This Agreement, together with the Assignment Agreement, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, and writings relating thereto.  This Agreement may not be altered, amended, or modified in any way except by a writing signed by both Parties.

13.11    Equitable Relief.  Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

13.12     Interpretation.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words of any gender include each other gender, (f) “or” is disjunctive but not necessarily exclusive, (g) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and (i) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.13     Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Licensor and Licensee have caused this License Agreement to be executed by their respective duly authorized representatives.

PEREGRINE PHARMACEUTICALS, INC. (“Licensor”)		STASON PHARMACEUTICALS, INC. (“Licensee”)

By:	/s/ Steven King	By:	/s/ Harry T. Fan
Name:	Steven King	Name:	Harry T. Fan
Title:	President and CEO	Title:	CEO

Exhibit A

NHS76 Licensed Patents

1.
Hong Kong Patent No. 1086598, Issued on October 30, 2009, based upon Hong Kong Application No. 06108478.8, entitled “Specific binding proteins including antibodies which bind to the necrotic centre of tumours, and uses thereof” (Peregrine file references CAT1 0409(GB)EPD1HK).

2.
Japan Patent Application No. 2000-558212, entitled “Specific binding proteins including antibodies which bind to the necrotic centre of tumours, and uses thereof” (Peregrine file references CAT1 9905(GB)JP).

Exhibit B

Radiolabeling Licensed Patents

1.
Chinese Patent No. ZL 200480017742.X, Issued on March 25, 2009, based upon Chinese Application No. 200480017742.X, entitled “Method and Apparatus for Continuous Large-Scale Radiolabeling of Proteins” (Peregrine file references 4015.000512, PPHM.04RADIOL:02CN01J); and

2.
Hong Kong Patent No. 1087417, Issued on October 24, 2008, based upon Hong Kong Application No. 06109573.0, entitled “Method and Apparatus for Continuous Large-Scale Radiolabeling of Proteins” (Peregrine file references 4015.000565, PPHM.04RADIOL:02E1HKJ).

Exhibit C

Press Release

Schedule 1.18

NHS76 Antibody Amino Acid Sequence

[****]

[****]The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Schedule 1.19

NHS76 Licensed Know-How

1.           Information directly relating to the NHS76 cell line
2.           Research (5L) scale manufacturing procedures and other NHS76 related SOP’s
3.           Biological materials in the form of existing NHS76 cell line